UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

May 24, 2007

NEVADA GOLD & CASINOS, INC.
(Exact name of registrant as specified in its charter)

Nevada	1-15517	88-0142032
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3040 Post Oak Blvd., Suite 675 Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

(713) 621-2245
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Nevada Gold & Casinos, Inc. (the “Company”) announced that it entered into a commitment letter for a term loan facility in the maximum aggregate amount of $15,000,000 (the “Loan Facility”). The commitment letter will terminate on the second anniversary of its issuance and any amounts drawn shall be payable in full three years from the date such funds are drawn.

The Loan Facility will be structured as an acquisition line to be drawn for a to-be-determined acquisition or acquisitions acceptable to the Company and the lender, based on standard legal and financial due diligence and will be guaranteed on a senior secured basis by all the Company’s affiliates that are not borrowers under the Loan Facility. The Loan Facility shall bear interest based on a formula including the LIBOR rate plus various fees. By separate agreement the Company agreed to pay certain fees associated with the Loan Facility which, in the aggregate and based on current LIBOR, will cause the effective cost of capital on the Loan Facility to approximate 14.2%. In addition, the Loan Facility will be subject to final negotiation of conditions, covenants, representations, warranties and other provisions to be contained in definitive loan documentation.

The Company will pay all expenses incurred in connection with the Loan Facility including expenses incurred by the lender. There is also an unused acquisition line fee of one half of one percent per year.

Except for certain exclusions to which a prepayment premium will not apply, the Company may prepay amounts owed under the Loan Facility by paying a prepayment premium of 3% of the Loan Facility during the first year of the borrowing and 1% during the second year of the borrowing. Thereafter there will be no prepayment premium.

Item 9.01.   Financial Statements and Exhibits

(c)	Exhibits. The following exhibits are furnished as part of this current Report on Form 8-K:
10.1 Financing Commitment Letter dated May 23, 2007
99.1 Press Release dated May 24, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned who is duly authorized.

NEVADA GOLD & CASINOS, INC.

Date: May 29, 2007	By:	/s/ James J. Kohn
James J. Kohn
Chief Financial Officer

INDEX TO EXHIBITS

Item	Exhibit
10.1	Financing Commitment Letter dated May 23, 2007
99.1	Press Release dated May 24, 2007